Exhibit 99.1

Contact:
Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
Flachman@amerco.com

SEC Terminates Investigation of AMERCO

RENO, Nev., July 11, 2006 -- AMERCO (Nasdaq: UHAL) announced today that the Securities and Exchange Commission (SEC) had terminated its investigation with regard to the Company and recommended that no enforcement action be taken against the Company.

The Company is paying neither fine nor penalty in connection with the termination of the SEC's investigation.

The news came in a letter from the Pacific Regional Office of the SEC, which was received by the Company on July 10, 2006.

“Since 2003, the Company has devoted considerable time and resources to this matter. Now these resources can be redirected to serving our customers, stated Joe Shoen, chairman of the board of AMERCO. “We are pleased that the SEC has concluded its investigation. It is a welcome outcome as we move forward to focus on our goals and objectives of serving customers.”

On May 12, 2003, the company reported that the SEC had initiated an inquiry with regard to the Company, and that the Company planned to cooperate with the SEC.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,300 locations in all 50 United States and 10 Canadian provinces, U-Haul is celebrating its 60th year of serving customers. The Company has the largest consumer rental fleet in the world, with over 93,000 trucks, 78,750 trailers and 36,100 towing devices. U-Haul also has been a leader in the storage industry since 1974, with more than 340,000 rooms, approximately 33 million square feet of storage space and more than 1,050 facilities throughout North America.

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